As filed with the Securities and Exchange Commission on October 6, 2017

Registration No. 333-197490

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-197490

UNDER

THE SECURITIES ACT OF 1933

Caesars Acquisition Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-2672999
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of Principal Executive Offices including Zip Code)

Caesars Acquisition Company 2014 Performance Incentive Plan

(Full title of the plan)

Michael D. Cohen, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, Nevada 89109

(702) 407-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:

Raymond Y. Lin, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4843

(212) 906-1369

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-197490) for the sale of 3,000,000 shares of the Class A common stock of Caesars Acquisition Company (the “Registrant”), par value $0.001 per share, under the Caesars Acquisition Company 2014 Performance Incentive Plan, filed with the Securities and Exchange Commission on July 18, 2014 (the “Registration Statement”).

On October 6, 2017, pursuant to the terms of the Amended and Restated Agreement and Plan of Merger by and between the Registrant and Caesars Entertainment Corporation (“CEC”), dated as of July 9, 2016, as amended by the First Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2017, the Registrant merged with and into CEC, with CEC as the surviving company (the “Merger”). As a result of the Merger, any offering pursuant to the Registration Statement has been terminated and the Registrant hereby terminates the effectiveness of the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on this 6th day of October 2017.

CAESARS ACQUISITION COMPANY

By:	/s/	CRAIG ABRAHAMS
Craig Abrahams Chief Financial Officer